EXHIBIT 21

                  SUBSIDIARIES* OF FIRST COMMERCE CORPORATION

First National Bank of Commerce - New Orleans
         First Money, L.L.C.
         Marquis Investments, L.L.C.

City National Bank of Baton Rouge

The First National Bank of Lafayette

Central Bank - Monroe

The First National Bank of Lake Charles

Rapides Bank & Trust Company in Alexandria

First Commerce Service Corporation

First Commerce Community Development Corporation

First Commerce Capital, Inc.








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      *All incorporated or organized in Louisiana.



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